June 16, 2006

Re: Closing of Wells Fund V Limited Partnership

Dear Wells L.P. Investor:

I am writing to inform you that Wells Fund V Limited Partnership is officially closing now that the last remaining property, 10407 Centurion Parkway North in Jacksonville, Florida, sold on May 15, 2006. This marks the conclusion of this investment program, originally launched in 1992, bringing it full cycle.

Over the remainder of 2006, you can expect to receive two distributions. In strict accordance with the partnership agreement, these distributions will be made to limited partners of record as of September 30, 2006. Under the partnership agreement, transfers of units are effective on the first day of the quarter following receipt of the request. Therefore, an investor must be on record as a limited partner prior to July 1, 2006, in order to be eligible for this distribution.

Furthermore, since these will be the final distributions for the partnership, no transfers will be permitted after June 30, 2006. Please note that if you are in the process of completing a sale on the secondary market, and should the transaction be completed prior to July 1, 2006, the new limited partner will receive the distribution of net sale proceeds as well as the final liquidating distribution.

The fund currently has approximately $6,760,000 in net sale proceeds from the sales of Marathon and 10407 Centurion Parkway North. We anticipate the first distribution, which will be treated as a net sale proceeds distribution, will total approximately $6,200,000. We expect this distribution to occur in November 2006.

The remaining $560,000 is being reserved to fund the remaining expenses and obligations of the partnership associated with its final dissolution. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. A final liquidating distribution of any unused reserves will be made to limited partners in December 2006.

As a reminder, the partnership agreement dictates how proceeds will be distributed. Therefore, some units may not be eligible for these distributions. In the next 30-60 days, we will inform you as to whether your units will participate in the first disbursement of net sale proceeds, the estimated amount of your distribution (if any), and the various means for receiving funds.

Please note that the amounts to be received by each limited partner cannot be determined at this time since the limited partners of record have not been finalized. Also, in accordance with the terms of the partnership agreement, the General Partners will not be receiving any sale proceeds at this time.

Should you have any questions about your investment, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for your participation in the Wells limited partnership program.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

cc: Financial Representative

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, changes in real estate conditions, industry trends, construction delays, changes in government rules and regulations (including changes in tax laws), lease-up risks, lack of availability of financing, lack of availability of capital proceeds, and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.